Exhibit 99

ConocoPhillips Approves 2009 Capital Program of $12.5 Billion

Company also provides fourth-quarter 2008 interim update, which includes significant noncash asset impairments, and preliminary 2008 reserve replacement information

HOUSTON--(BUSINESS WIRE)--January 16, 2009--ConocoPhillips (NYSE:COP) today approved a 2009 capital budget of $11.7 billion, including cash capital expenditures and capitalized interest. Loans to affiliates and contributions to fund an upstream business venture with EnCana add an additional $0.8 billion, bringing the total authorized capital program to $12.5 billion.

“We have created a self-sustaining, competitive international integrated energy company, and our long-term strategy remains unchanged. Through organic growth and prior business transactions, we have the resources and opportunities to grow,” said Jim Mulva, chairman and chief executive officer. “Our planned 2009 capital program is structured to continue funding significant projects that will grow and develop the company, while deferring or slowing some projects and other programs. Our existing portfolio of high-quality assets enables us to replace reserves and maintain current production levels in a low price environment. We are positioning ourselves in the current business environment to live within our means in order to maintain financial strength. We are doing this by reducing our cost structure, addressing our balance sheet, and continuing to manage the company through prudent capital discipline.

“As a result of the current business environment’s impact on our operating and capital plans, we expect to reduce about 4 percent of our overall employee work force. This reduction does not include any impact from asset sales, as we do not anticipate any material dispositions during 2009 beyond the completion of our U.S. retail asset disposition. We also intend to reduce our contractor headcount.

“With the recent substantial decline in commodity prices and worldwide equity markets, we expect to recognize several significant noncash impairments in the fourth quarter. The largest of these is a $25.4 billion after-tax impairment to goodwill related to our E&P segment. We also plan to reduce the carrying value of our equity investment in LUKOIL by $7.3 billion after-tax, and record other asset impairments totaling $1.3 billion after-tax. These impairments are primarily a function of falling commodity prices and the decline in the market capitalization of ConocoPhillips and of LUKOIL. These noncash charges do not impact the strategic value of ConocoPhillips’ assets, including our LUKOIL Investment; our estimated resource base of more than 50 billion barrels of oil equivalent; or our ability to generate cash flow.

“This decline in commodity prices also will impact our 2008 oil and gas reserve reporting, as some reserves, primarily in North America and our LUKOIL Investment segment, will be removed from our proved reserves based upon year-end prices. We estimate our organic reserve additions and acquired reserves less dispositions will be approximately 80 percent to 85 percent of our 2008 production, and we continue to expect that over the long-term we will replace more than 100 percent of our production. As required by current rules, year-end proved reserve volumes are calculated using prices on a single day – December 31, 2008. These rules result in an overall preliminary 2008 reserve replacement ratio in the range of 25 percent to 30 percent. We estimate the 2008 reserve revisions due to price would have been minimal if we were able to apply the 12-month-average pricing provisions of the oil and gas reserve reporting rules recently promulgated by the U.S. Securities and Exchange Commission, which are expected to be effective for fiscal 2009.

“We completed $15.2 billion of share repurchases in 2007 and 2008 under the programs announced in 2007. As market conditions warrant, we will consider increasing our dividend, paying down debt, and increasing our capital program, as well as repurchasing shares. Our year-end debt-to-capital ratio, including the effects of the fourth-quarter impairments, is projected to be 33 percent; our debt-to-capital ratio target of 20 percent to 25 percent remains unchanged.

“We look forward to discussing our 2009 capital, operating and financial plans in greater detail when we meet with the investment community on March 11 in New York.”

Further details of the company’s 2009 capital program, fourth-quarter 2008 interim update, and 2008 preliminary reserves replacement information follow.

2009 Capital Program

Approximately 82 percent of the company’s 2009 total authorized capital program will be allocated to its Exploration and Production (E&P) segment. The Refining and Marketing (R&M) segment will receive about 16 percent, with the remaining being spent in Emerging Businesses and Corporate. Additional details on the capital program for each of the company’s business segments are provided below.

Exploration and Production

The 2009 capital program for E&P is approximately $10.3 billion, including capitalized interest of $0.5 billion and about $0.8 billion for the company’s contributions to the upstream business venture with EnCana and loans to affiliates. This program, and the regional totals below, include the capital allocated for the company’s global gas activities, as well as approximately $1.4 billion for worldwide exploration activities.

In North America, the E&P capital program is expected to be approximately $5.2 billion.

  In the U.S. Lower 48, this includes ongoing development programs in the Permian, San Juan, Williston and Fort Worth basins and the Lobo Trend in South Texas, as well as the development of projects such as the Rockies Express natural gas pipeline.

  Spending in Canada will focus on ongoing development programs in the Western Canada gas basins and progression of oil sands projects, primarily those associated with the EnCana business venture.
  Spending in Alaska is expected to be primarily directed toward the continued development of fields within the existing Prudhoe Bay and Kuparuk areas, as well as the development of the Alpine satellites on the Western North Slope.

In Europe, Asia, Africa and the Middle East, the E&P capital program is expected to be about $5.1 billion.

  Within the Asia Pacific region, a significant portion of the funds will support the advancement of coalbed methane projects in Australia associated with the Origin Energy joint venture and the continued development of Bohai Bay in China. Funds also will be utilized for the continued development of the Gumusut field offshore Malaysia, oil and gas reserves in offshore Block B and onshore South Sumatra in Indonesia, and fields offshore Vietnam.
  In the North Sea, funding has been allocated for the development of existing and new opportunities in the Greater Ekofisk Area, as well as the continued development of the J-Block fields, Greater Britannia fields, and various Southern North Sea assets.
  Spending in the Middle East and Africa is expected to be primarily directed toward the continued development of the Qatargas 3 project in Qatar and the Shah gas field in Abu Dhabi, with the remaining funds supporting several onshore developments in Nigeria, Algeria and Libya.
  Spending in the Russia and Caspian Sea region will primarily support the continued development of the Kashagan field in the Caspian Sea.

Refining and Marketing

The 2009 capital program for R&M is approximately $2.0 billion, including capitalized interest of $0.1 billion.

The company has allocated about $1.4 billion for its U.S. businesses. Of this, approximately $1.1 billion has been dedicated to U.S. refining, primarily for projects related to sustaining and improving the existing business with a focus on safety, regulatory compliance, reliability and capital maintenance. In addition, projects to expand conversion capability and increase clean product yield continue, including funding for the San Francisco hydrocracker project. Some projects will be pursued at a slower pace as economic conditions warrant. The remaining $0.3 billion is for projects in the company’s domestic transportation, marketing and specialty businesses, including the Keystone crude oil pipeline project.

International R&M is expected to spend approximately $0.6 billion, with a focus on projects related to reliability, safety and the environment, as well as an upgrade project at the Wilhelmshaven, Germany, refinery. As previously announced, the refinery project in Yanbu, Saudi Arabia, has been delayed.

Emerging Businesses and Corporate

The 2009 capital program for Emerging Businesses and Corporate is approximately $0.2 billion. The majority of the Emerging Businesses spending is for completion of the second phase of an expansion project at the company’s Immingham Combined Heat and Power plant in the United Kingdom.

In Corporate, capital expenditures are expected to be primarily for global information systems and services projects and corporate facilities.

Fourth-Quarter 2008 Interim Update

This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips during the fourth quarter of 2008. The market indicators and company estimates may differ considerably from the company’s actual results scheduled to be reported on January 28, 2009.

Highlights – Fourth-Quarter 2008 vs. Third-Quarter 2008

-- Exploration and Production
-- Significantly lower crude oil prices.
-- Significantly lower U.S. natural gas prices.
-- Higher worldwide production, as previously communicated.
-- Net benefit associated with asset rationalization efforts.
-- Refining and Marketing
-- Lower realized worldwide refining margins.
-- Higher worldwide refining capacity utilization rate.
-- Net benefit associated with asset rationalization efforts.
-- Midstream and Chemicals
-- Midstream results anticipated to be lower than the previous quarter.
-- Chemicals results expected to be lower than the previous quarter.
-- LUKOIL Investment
-- Segment results to include a $101 million after-tax positive adjustment to align ConocoPhillips’ third-quarter estimate to LUKOIL’s third-quarter 2008 actual results reported in December.
-- Corporate and Other
-- Corporate expenses expected to be higher than the previous quarter.
-- Debt balance of approximately $27.5 billion, reflecting the funding for the joint venture with Origin Energy.
-- Impairments and Other Accruals
-- Due to significantly reduced commodity prices, margins and global equity markets, the company expects to record the following noncash after-tax impairments in the fourth quarter:
-- a $25.4 billion impairment of E&P segment goodwill;
-- a $7.3 billion impairment of the carrying value of ConocoPhillips’ investment in LUKOIL; and
-- asset impairments of approximately $600 million in E&P, $540 million in R&M, and $115 million in Emerging Businesses and Corporate.
-- Severance accruals of $100 million after-tax are expected to be recorded in the fourth quarter.

Exploration and Production

The table below provides market price indicators for crude oil and natural gas. The company’s actual crude oil and natural gas price realizations are likely to vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.

Market Indicators
	4Q 2008	3Q 2008	4Q 2008 vs. 3Q 2008	4Q 2007
Dated Brent ($/bbl)	$54.91	$114.78	$(59.87)	$88.69
WTI ($/bbl)	58.49	117.83	(59.34)	90.66
ANS USWC ($/bbl)	56.06	116.90	(60.84)	88.76
Henry Hub first of month ($/mmbtu)	6.95	10.25	(3.30)	6.97
			Source: Platts

Total fourth-quarter production on a barrel-of-oil-equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is anticipated to be approximately 115,000 BOE per day higher than the previous quarter. Exploration expenses are expected to be approximately $560 million before-tax for the quarter.

E&P anticipates recording noncash asset impairments totaling approximately $600 million after-tax in the fourth quarter primarily due to the impacts of significantly lower commodity prices and revised capital plans. These impairments are expected to be partially offset by a net benefit of approximately $430 million after-tax associated with the company’s asset rationalization efforts.

In addition, E&P expects to record a $25.4 billion noncash after-tax impairment of goodwill in the fourth quarter.

Refining and Marketing

The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips’ U.S. refineries. Realized refining margins are likely to differ due to the company’s specific locations, configurations, crude oil slates or operating conditions. The company’s refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below. In addition, marketing margins are likely to differ from the U.S. wholesale gasoline marketing indicator due to the product mix, distribution channel and location of the company’s refined product sales.

Market Indicators ($/bbl)
	4Q 2008	3Q 2008	4Q 2008 vs. 3Q 2008	4Q 2007
Refining Margins
East Coast WTI 3:2:1	$5.66	$10.43	$(4.77)	$8.47
Gulf Coast WTI 3:2:1	2.80	14.70	(11.90)	6.55
Mid-Continent WTI 3:2:1	6.00	14.38	(8.38)	9.37
West Coast ANS 3:2:1	11.46	16.34	(4.88)	16.58
Weighted U.S. 3:2:1	5.89	14.07	(8.18)	9.65
NW Europe Dated Brent 3:1:2	17.58	21.10	(3.52)	15.55
Singapore Dubai 3:1:2	13.01	19.10	(6.09)	17.13
WTI/Maya Differential	13.64	11.36	2.28	15.00
U.S. Wholesale Gasoline Marketing	5.54	4.53	1.01	(0.43)
		Source: Platts, Lundberg Survey and OPIS

Worldwide refining margins for the fourth quarter are anticipated to be significantly lower than the third quarter, as indicated in the table above. However, realized refining margins are expected to receive some benefit from higher margins for secondary products, such as fuel oil, natural gas liquids, and petroleum coke.

Overall, the company’s average worldwide crude oil refining capacity utilization rate for the fourth quarter is expected to be 93 percent. Domestically, the utilization rate is anticipated to be 94 percent, and internationally, it is expected to be 89 percent. Fourth-quarter turnaround costs are anticipated to be approximately $70 million before-tax.

In addition, R&M expects to record noncash asset impairments totaling approximately $540 million after-tax in the fourth quarter primarily due to the impact of significantly lower margins. These impairments are anticipated to be partially offset by a net benefit of approximately $95 million after-tax associated with the company’s asset rationalization efforts.

LUKOIL Investment

ConocoPhillips has continued to closely monitor the relationship between the carrying value and market value of its LUKOIL investment. At December 31, 2008, the closing price of LUKOIL shares on the London Stock Exchange was $32.05 per share, 45 percent lower than at September 30, 2008, and 67 percent lower than at June 30, 2008. As a result, the company has determined the loss in the carrying value of its investment is not temporary and expects to record a $7.3 billion noncash after-tax impairment in the fourth quarter.

Emerging Businesses

Emerging Businesses results are expected to be lower than the previous quarter, reflecting the impact of an estimated $85 million noncash after-tax impairment of a U.S. cogeneration power plant.

Corporate and Other

ConocoPhillips’ debt balance is expected to be approximately $27.5 billion at the end of the fourth quarter, reflecting the funding for the joint venture with Origin Energy. The corresponding debt-to-capital ratio is projected to be 33 percent, up from 19 percent in the prior quarter, reflecting estimated increases of 4 percent due to debt and 10 percent due to the noncash impairments.

The number of weighted-average basic and diluted shares outstanding during the fourth quarter is expected to be approximately 1,486 million.

Preliminary 2008 Year-End Reserve Information

ConocoPhillips expects preliminary 2008 net proved reserve additions, including sales and purchases, of approximately 0.3 billion barrels of oil equivalent (BOE), resulting in a preliminary reserve replacement ratio of approximately 25 percent to 30 percent of the company’s 2008 BOE production, including fuel gas. Excluding the impact of December 31, 2008, prices on ConocoPhillips’ overall reserve portfolio, the company’s reserve replacement ratio is expected to be approximately 80 percent to 85 percent, reflecting organic reserve additions and acquired reserves less dispositions.

Production for the year is expected to be approximately 835 million BOE, including fuel gas. The company expects to end 2008 with approximately 10.0 billion BOE of proved reserves. These reserves exclude 0.2 billion barrels associated with ConocoPhillips’ Canadian Syncrude operations.

Reserve additions from purchases are expected to be approximately 100 million BOE primarily due to the formation of the joint venture with Origin Energy. Asset sales are expected to reduce reserves by approximately 90 million BOE. Reserve additions, excluding purchases, are expected to be largely offset by downward reserve revisions caused by the impact of significantly lower crude oil and natural gas prices at December 31, 2008.

As required by current U.S. Securities and Exchange Commission (SEC) rules, year-end proved reserve volumes are calculated using prices on a single day – December 31. This December 31 price is different than the pricing assumptions the company uses to make investment decisions, and is expected to result in the removal of reserves from the proved category associated with investments that remain an important part of the company’s upstream portfolio. Applying the 12-month-average pricing provisions of the oil and gas reserve reporting rules recently promulgated by the U.S. Securities and Exchange Commission, which are expected to be effective for fiscal 2009, ConocoPhillips estimates the 2008 reserve revisions due to price would have been minimal. This estimate is based on the change in price calculation only and does not include the impact of any other changes required by the new rules.

The company will provide final information related to its 2008 oil and gas reserves in its Annual Report on Form 10-K, expected to be filed with the SEC in late February.

ConocoPhillips is an international, integrated energy company with interests around the world. For more information, go to www.conocophillips.com.

EXPLANATION OF RATIOS

The preliminary reserve replacement ratio range of 25 percent to 30 percent was calculated using December 31, 2008, pricing by dividing net proved reserve additions in 2008 of approximately 250 million BOE (the sum of extensions and discoveries, improved recovery, revisions, purchases, and sales) by production, including that used for fuel gas, of approximately 835 million BOE. The estimated reserve replacement ratio range of 80 percent to 85 percent was calculated by excluding the impact of the decline in commodity prices between year-end 2007 and year-end 2008. This price impact is expected to cause negative reserve revisions of approximately 450 million BOE in the calculation described above. The conclusion that revisions due to price impacts would have been minimal had the recently promulgated SEC 12-month-pricing provisions been effective at year-end 2008 was based on a comparison of estimated 2008 12-month average prices with December 31, 2008, prices to determine an estimated reserves impact. The reserves information included in this release is based on preliminary data, and is subject to revision prior to the filing of our 2008 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS

OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The statements in the interim update are based on activity from operations for the first two months of the fourth quarter of 2008 and include estimated results for December and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the fourth quarter of 2008 on January 28, 2009, may differ materially from the estimates given in this update.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Likewise, production volumes can only be attributed to that sourced from proved reserves in filings with the SEC. The company uses certain terms in this release, such as “resources,” and “production, including Syncrude,” and certain calculations, such as a reserve replacement ratio which describes organic reserve additions and acquired reserves less dispositions as a percentage of our 2008 production excluding year-end pricing impacts, and the estimated impact of applying the 12-month-average pricing provisions of the oil and gas reserve reporting rules recently promulgated by the SEC, in each case, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company’s Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

CONTACT:
ConocoPhillips
Becky Johnson, 281-293-6743 (media)
or
Gary Russell, 212-207-1996 (investors)